                                                        Ex-99.5(b)

                               SUB-ADVISORY AGREEMENT

               AGREEMENT made as of the 18th day of January, 1989, by and between MERRILL LYNCH ASSET MANAGEMENT, INC., a Delaware corporation (hereinafter referred to as "MLAM"), and MERRILL LYNCH ASSET MANAGEMENT U.K.# LTD., a corporation organized under the laws of England and Wales (hereinafter referred to as "MLAM U.K.").
                                W I T N E S S E T H:
                                - - - - - - - - - -
               WHEREAS, MERRILL LYNCH GLOBAL ALLOCATION FUND, INC. (the
           "Fund") is a Maryland corporation engaged in business as a non-diversified open-end investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and
               WHEREAS, MLAM and MLAM U.K. are engaged principally in
           rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940; and
                WHEREAS, MLAM U.K. is a member of the Investment Management Regulatory Organisation, a self-regulating organization recognized under the Financial Services Act of 1986 of the United Kingdom (hereinafter referred to as "IMRO"), and the conduct of its investment business is regulated by IMRO; and
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              WHEREAS, MLAM has entered into a management agreement with the Fund (the "Management Agreement"), dated December 13, 1988, pursuant to which MLAM will provide management and investment and advisory services to the Fund; and

              WHEREAS, MLAM U.K. is willing to provide investment advisory services to MIAM in connection with the Fund's operations on the terms and conditions hereinafter set forth;
              NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, MLAM U.K. and MLAM hereby agree as follows:
                                     ARTICLE I
                                     ---------
                                Duties of MLAM U.K.
                                -------------------


              MLAM hereby employs MLAM U.K. to act as investment adviser to MLAM and to furnish, or arrange for affiliates to furnish, the investment advisory services described below, subject to the broad supervision of MLAM and the Fund, for the period and on the terms and conditions set forth in this Agreement. MLAM U.K. hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. MLAM and its affiliates shall for all purposes herein be deemed a Professional Investor as defined under the rules promulgated by IMRO (hereinafter referred

                                      2.
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          to as the "IMRO Rules").  MLAM U.K. and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed and agent of the Fund.
              MLAM U.K. shall have the right to make unsolicited calls on MLAM and shall provide MLAM with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of the Fund, shall furnish continuously an investment program for the Fund an shall make recommendations from time to time as to which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund invests, options, futures, options on futures or cash, subject always to the restrictions of the Articles of Incorporation and By-Laws of the Fund, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the "Prospectus" and "Statement of Additional Information", respectively). MLAM U.K. shall make recommendations as to foreign currency matters and the advisability of entering into foreign exchange contracts, foreign

                                      3.
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          currency options, foreign currency futures and related options on foreign currency futures. MLAM U.K. shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised.
               MLAM U.K. will not hold money on behalf of MLAM or the Fund, nor will MLAM U.K. be the registered holder of MLAM's or the Fund's registered investments or the custodian of documents or other evidence of title.
                                     ARTICLE II
                                     ----------
                         Allocation of Charges and Expenses
                         ----------------------------------
               MLAM U.K. assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense, provide the office space, equipment and facilities which it is obligated to provide under Article I hereof, and shall pay all compensation of officers of the Fund and all Directors of the Fund who are affiliated persons of MLAM U.K.

                                     ARTICLE III
                                     -----------
                              Compensation of MLAM U.K.
                              -------------------------
               For the services rendered, the facilities furnished and
          expenses assumed by MLAM U.K., MLAM shall pay to MLAM U.K. at the end of each calendar month a fee based upon the average daily value of the net assets of the Fund, as determined and computed in accordance with the description of the determination of net

                                      4.
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           asset value contained in the Prospectus and Statement of
           Additional Information, at the annual rate of 0.10 of 1.0% (o.10%) of the average daily net assets of the Fund, commencing on the day following effectiveness hereof. During any period when the determination of net asset value is suspended by the Directors of the Fund, the net asset value of a share as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

                                      ARTICLE IV
                                      ----------
                         Limitation of Liability of MLAM U.K.
                         ------------------------------------
               MLAM U.K. shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act of omission in the performance of sub-advisory services rendered with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, MLAM U.K. shall include any affiliates of MLAM U.K. performing services for MLAM contemplated hereby and directors, officers and employees of MLAM U.K. and such affiliates.







                                      5.
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                                     ARTICLE V
                                     ---------
                              Activities of MLAM U.K.
                              -----------------------
              The services of MLAM U.K. to the Fund are not to be deemed to be exclusive, MLAM U.K. and any person controlled by or under common control with MLAM U.K. (for purpose of this Article V referred to as "affiliate" ) being free to render services to others. It is understood that Directors, officers, employees and shareholders of the Fund are or may become interested in MLAM U.K. and its affiliates, as directors, officers, employees and shareholders of MLAM U.K. and its affiliates are or may become similarly interested in the Fund, and that MLAM U.K. and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Fund as shareholders or otherwise.
                                     ARTICLE VI
                                     ----------

                  MLAM U.K. Statements Pursuant to IMRO Rules
                  -------------------------------------------
              Any complaints concerning MLAM U.K. should be in writing addressed to the attention of the Managing Director of MLAM U.K. MLAM has the right to obtain from MLAM U.K. a copy of the IMRO complaints procedure and to approach IMRO directly.
               MLAM U.K. may make recommendations, subject to the investment restrictions referred to in Article I herein, regarding Investments Not Readily Realisable (as that term is used in the IMRO Rules) or investments denominated in a currency other than British pound sterling. There can be no certainty

                                      6.
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             that market makers will be prepared to deal in unlisted or thinly traded securities and an accurate valuation may be hard to obtain. The value of investments recommended by MLAM U.K. may be subject to exchange rate fluctuations which may have favorable or unfavorable affects on investments.
                 MLAM U.K. nay make recommendations, subject to the
             investment restrictions referred to in Article I herein,
             regarding options, futures or contracts for differences. Markets can be highly volatile and such investments carry a high degree of loss exceeding the original investment and any margin on deposit.
                                        ARTICLE VII
                                        -----------
                       Duration and Termination of this Agreement
                       ------------------------------------------
                 This Agreement shall become effective as of the date first above written and shall remain in force until November 30, 1990 and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
                 This Agreement may be terminated at any time, without the
             payment of any penalty, by MLAM or by vote of a majority of the outstanding voting securities of the Fund, or by MLAM U.K., on

                                      7.
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          sixty days' written notice to the other party.  This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Management Agreement. Any termination shall be without prejudice to the completion of transactions already initiated.

                                 ARTICLE VIII
                                 ------------
                         Amendments of this Agreement
                         ----------------------------
               This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Directors of the Fund, or by the vote of a majority of outstanding voting securities of the Fund, and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                      ARTICLE IX
                                      ----------
                             Definitions of Certain Terms
                             ----------------------------
               The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.




                                      8.
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                                     ARTICLE X
                                     ---------
                                   Governing Law
                                   -------------
              This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of Hew York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.
               IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                  MERRIL LYNCH ASSET MANAGEMENT, INC.


                                  By /s/ Terry K. Glenn
                                    ----------------------------------

                                  MERRILL LYNCH ASSET MANAGEMENT U.K., LTD.


                                  By /s/
                                    ----------------------------------







                                      9.